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                                                                  Exhibit (c)(9)

                              FAMILY GOLF CENTERS, INC.
                                 225 BROADHOLLOW ROAD
                               MELVILLE, NEW YORK 11747

                                  December 23, 1997




Charles D. Tourtellotte
MetroGolf Incorporated
1999 Broadway
Suite 2435
Denver, CO 80202

Dear Mr. Tourtellotte:

         We refer to (i) Agreement and Plan of Merger (the "Merger Agreement"), dated as of the date hereof, by and among Family Golf Centers, Inc. ("FGI"), Family Golf Acquisition, Inc. ("Acquisition") and MetroGolf Incorporated ("MGI"), and (ii) options to acquire an aggregate of 100,000 shares of MGI Common Stock at an exercise price of $1.25 per share that were granted to you on December 3, 1997, pursuant to MGI's Senior Executive Stock Option Plan (the "Options"). Any capitalized term not defined in this letter shall have its meaning in the Merger Agreement.

         This letter will confirm your agreement, as an inducement to FGI and Acquisition to enter into the Merger Agreement, to terminate the Options if, in the reasonable discretion of FGI, you have not used your reasonable best efforts to assist FGI and Acquisition in consummating the Offer, including, without limitation, using your reasonable best efforts to effect the following prior to the consummation of the Offer: elimination of the minority shareholder interest in the general partner of Illinois Center Golf Partners, LP ("ICGP"); elimination of the minority limited partner interests in ICGP and Goose Creek Golf Partners Limited Partnership; obtaining the consents of Landlords and Mortgage Lenders referred to in clause (o) of Exhibit A to the Merger Agreement, and renegotiating the terms of the Leases and the accounts payable in such manner as FGI shall request. Within two business days following consummation of the Offer, FGI, if it has determined in its reasonable discretion that you have not used your reasonable best efforts to accomplish the foregoing, shall send you written notice of such determination, at which time you agree to terminate in all respects the Options and

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any rights you may have with respect thereto.  In addition, you further agree that you will not, without the written consent of FGI, exercise the Options prior to the end of such two business day period.

         Please indicate your agreement with the foregoing by signing a copy of the letter in the space indicted below and returning it to FGI.

                             Very truly yours,


                             FAMILY GOLF CENTERS, INC.



                             By: /s/ Dominic Chang
                                ---------------------------------
                             Name: Dominic Chang
                             Title:

Accepted and agreed to as of
the date first written above:


/s/ Charles Tourtellotte
-------------------------------
Charles D. Tourtellotte